Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PHOTONIC PRODUCTS GROUP, INC.

Pursuant to N.J.S. 14:9-4(3)

Dated: June 3, 2008

The undersigned corporation, having adopted an amendment to its Restated Certificate of Incorporation, hereby certifies as follows:

1. The name of the corporation is Photonic Products Group, Inc.

2. The first paragraph of the present Article IV of the Restated Certificate of Incorporation shall be deleted and inserted in lieu thereof shall be the following:

> "Article IV
>
> The number of directors of the Corporation shall be specified in the by-laws of the Corporation and fixed from time to time by the Board.
>
> Except as otherwise provided by law, each director shall be elected at the annual meeting of the shareholders to serve a one-year term and until his or her successor is elected and qualified; provided, however, that any director who prior to the annual meeting of shareholders in 2008 was elected to a term that continues beyond the date of the annual meeting of shareholders in 2008, shall continue in office for the remainder of his or her elected term or until his or her earlier death, resignation or removal."

3. The Amendment was adopted by the shareholders on June 3, 2008.

4. There were 10,908,341 shares of Common Stock entitled to vote on the Amendment.

5. The number of shares voted for and against the Amendment was as follows:

For: 9,583,708

Against: 8,000

6. This Certificate of Amendment shall be effective immediately upon filing.

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate to be executed on its behalf by its duly authorized officer as of this 3rd day of June, 2008.

PHOTONIC PRODUCTS GROUP, INC.

By: ______________________

Daniel Lehrfeld, President